Exhibit 3.1

SYSOREX GLOBAL HOLDING CORP.

RESTATED ARTICLES OF INCORPORATION

Sysorex Global Holding Corp., a corporation organized and existing under the laws of the State of Nevada, hereby certifies as follows:

1.

The original Articles of Incorporation of the corporation were filed with the Secretary of State of Nevada on February 14, 2001.

2.

Pursuant to Chapter 78, Title 7 of Nevada Revised Statutes, these Restated Articles of Incorporation restate in its entirety and integrate and further amend the provisions of the Articles of Incorporation of this corporation.

3.

These Amended and Restated Articles have been adopted and approved by a majority of the shareholder vote.

4.

The text of the Restated Articles of Incorporation as heretofore restated in its entirety is hereby restated and further amended to read as follows:

ARTICLES OF INCORPORATION

OF

SYSOREX GLOBAL HOLDINGS CORP.

ARTICLE I. NAME

The name of the corporation is SYSOREX GLOBAL HOLDING CORP. (the “Corporation”).

ARTICLE II. REGISTERED OFFICE

The name and address of the Corporation’s registered office in the State of Nevada is 1st Nevada Incorporating Network, 183 Crown Point Drive, Carson City, NV 89706.

ARTICLE III. PURPOSE

The purpose or purposes of the corporation is to engage in any lawful act or activity for which corporations may be organized under Nevada Law.

ARTICLE IV. CAPITAL STOCK

The Corporation is authorized to issue up to 45,000,000 shares of capital stock of which 40,000,000 shall be designated as “Common Stock”, each of which shall have a par value of $.001 and 5,000,000 which shall be designated as “Preferred Stock”, each of which shall have a par value of .001

(A)

Provisions Relating to the Common Stock.  Each holder of Common Stock is entitled to one vote for each share of Common Stock standing in such holder's name on the records of the Corporation on each matters submitted to a vote of the stockholders, except as otherwise required by law.

(B)

Provisions Relating to the Preferred Stock. The Board of Directors (the "Board") is authorized, subject to limitations prescribed by law, to provide for the issuance of the shares of Preferred Stock in one or more series, and by filing a certificate pursuant to the applicable law of the State of Nevada, to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences and rights of the shares of each such series and the qualifications, limitations or restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:

(1)

The number of shares constituting that series and distinctive designation of that series;

(2)

The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which dates or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

(3)

Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

(4)

Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board shall determine;

(5)

Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption dates;

(6)

Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

(7)

The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of share of that series;

(8)

Any other relative or participation rights, preferences and limitations of that series;

(9)

If no shares of any series of Preferred Stock are outstanding, the elimination of the designation, powers, preferences, and right of such shares, in which event such shares shall return to their status as authorized but undesignated Preferred Stock.

ARTICLE V. BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.

ARTICLE VI. INDEMNIFICATION

(a)

Right to Indemnification. The Corporation will indemnify to the fullest extent permitted by law any person (the Indemnitee”) made or threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (whether or not by or in the right of the Corporation) by reason of the fact that he or she is or was a director of the Corporation or is or was serving as a director, officer, employee or agent of another entity at the request of the Corporation or any predecessor of the Corporation against judgments, fines, penalties, excise taxes, amounts paid in settlement and costs, charges and expenses (including attorneys’ fees and disbursements) that he or she incurs in connection with such action or proceeding.

(b)

Non-exclusivity of Rights. The right to indemnification and to the advancement of expenses conferred by this Article VI are not exclusive of any other rights that an Indemnitee may have or acquire under any statue, bylaw, agreement, vote of stockholders or disinterested directors, the Articles of Incorporation or otherwise.

ARTICLE VII. LIABILITY

No director of the Corporation shall be personally liable to the Corporation or its stockholders for or with respect to any acts or omissions in the performance of his or her duties as a director of the Corporation. Any amendment or repeal of this Article VII will not eliminate or reduce the affect of any right or protection of a director of the Corporation existing immediately prior to such amendment or repeal.

ARTICLE VIII. STOCKHOLDER MEETINGS

Meetings of stockholders may be held within or without the State of Nevada as the Bylaws may provide. The books of the Corporation may be kept outside the State of Nevada at such place or places as may be designated from time to time by the Board or in the Bylaws of the Corporation.

ARTICLE IX. AMENDMENT OF ARTICLES OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in these Articles of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

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